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                                                                    EXHIBIT 10.2


                              CONSULTING AGREEMENT

     THIS CONSULTING AGREEMENT is dated February 2, 1998 by and between Graham Packaging Holdings Company, a Pennsylvania limited partnership (formerly known as Graham Packaging Company, the "Partnership"), and Graham Capital Corporation, a Pennsylvania corporation ("Capital").


                                   BACKGROUND

     1. The Partnership is engaged in the business of the sale and manufacturing of extrusion blow molded rigid plastic containers primarily for the food and beverage, household and automotive business segments (the "Business").

     2. Capital has agreed to provide the Partnership with general business, operational and financial consulting services concerning the Business, all on the terms and conditions hereinafter set forth.

     3. On December 18, 1997, the partners of the Partnership and certain other entities entered into an Agreement and Plan of Recapitalization, Redemption and Purchase (the "Recapitalization Agreement") pursuant to which, among other things, the capitalization of the Partnership will be restructured.

     4. The execution and delivery of this Agreement is a condition to the consummation of the transactions contemplated by the Recapitalization Agreement.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained in this Agreement, the parties hereto, intending to be legally bound, agree as follows:


                               SECTION 1. SERVICES

     1.1 Nature of Services. Subject to the terms and conditions hereinafter set forth, during the term of this Agreement, Capital shall provide such general business, administrative, operational and financial consulting services concerning the Business as the Partnership shall reasonably request from time to time.

     1.2 Rendering of Services. All consulting services required to be provided hereunder shall be rendered on behalf of Capital by employees, consultants and representatives of Capital as are employed or retained from time to time (including, without limitation, Steven Graham, Steven Wood, Kenneth Graham and William Kerlin) as may be mutually acceptable to the Partnership and Capital (each an "Operating Consultant," and together the "Operating Consultants"); provided, however, that in the event Mr. Kerlin serves on the Partnership's Advisory Committee, Capital shall not be obligated to provide the consulting services of Mr. Kerlin hereunder unless and until he reaches his maximum time commitment to the Advisory Committee pursuant to the Fifth Amended and Restated Agreement of Limited

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Partnership of the Partnership dated the date hereof, and any services provided by Mr. Kerlin to the Partnership after such time shall be presumed to be services provided under this Agreement. Capital shall cause the Operating Consultants to provide requested consulting services to the Partnership within a reasonable amount of time following Capital's receipt of notice from the Partnership specifying the type of consulting services requested, the location where such consulting services need to be performed and the estimated time commitment for such consulting services.

     1.3 Time Commitment. During the term of this Agreement, the extent to which Capital shall (or shall not) be obligated hereunder to provide the consulting services of any individual Operating Consultant shall be mutually agreed upon by the Partnership and Capital.

                             SECTION 2. COMPENSATION

     2.1 Fee for Operating Consultants' Services. In consideration of the consulting services rendered by the Operating Consultants under this Agreement, the Partnership shall pay to Capital a mutually agreed upon consulting fee on a retainer basis or at hourly rates to be agreed upon by the parties before such services are provided (but ranging from $200 per hour to $750 per hour depending upon the Operating Consultant that is performing the services) for each hour actually spent by the Operating Consultants performing such services, including time spent in travel in connection therewith, payable within 10 days of the date of an invoice therefor from Capital.

     2.2 CPI Adjustments. On the first anniversary of this Agreement (the "Adjustment Date"), the agreed upon fees pursuant to Section 2.1 hereof shall be increased to an amount not less than the product of such agreed upon fees multiplied by a fraction, the numerator of which shall be the CPI (as hereinafter defined) for the month immediately preceding the Adjustment Date, and the denominator of which shall be the CPI for the month of December, 1997. For purposes of this Section 2.2, the term "CPI" shall mean the Consumer Price Index -- All Urban Consumers -- All Items, as published by the Bureau of Labor Statistics of the United States Department of Labor, or any revised or successor index hereafter published by the Bureau of Labor Statistics or other agency of the United States Government succeeding to its functions.

     2.3 Expenses. The Partnership shall promptly reimburse Capital for all actual out-of-pocket expenses reasonably incurred by or on behalf of Capital in connection with the performance of the consulting services contemplated hereby. Such reimbursement shall be made in accordance with the Partnership's reimbursement policies as in effect from time to time and upon receipt of itemized vouchers therefor and such other supporting information as the Partnership may reasonably require.

                         SECTION 3. TERM AND TERMINATION

     3.1 Term. This Agreement shall commence on the date hereof and shall continue for a period of two (2) years, unless earlier terminated as hereinafter provided. The term of this Agreement may be extended by mutual written agreement of the parties.

     3.2 Termination. This Agreement may be terminated at any time prior to the expiration hereof as follows:

          (a) by mutual consent of Capital and the Partnership; and

          (b) by either party, if the other party materially breaches any covenant or other term of this Agreement; provided, that the party seeking to terminate this Agreement has given the party who committed the breach thirty (30) days' notice in writing, particularly specifying the breach, and the


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     notified party has not cured such breach prior to the expiration of such notice period to the reasonable satisfaction of the other party.


     3.3 Payment of Accrued Amounts. If this Agreement is terminated pursuant to
Section 3.2, the Partnership shall not thereafter be obligated to make any further payment under this Agreement other than amounts payable hereunder as of the date of termination. All such payments shall be due and payable immediately upon termination.

                           SECTION 4. INDEMNIFICATION

     The Partnership shall indemnify and hold Capital (including its officers, directors, shareholders, consultants, representatives, and employees (including the Operating Consultants)) harmless against and in respect of any and all losses, costs, expenses, claims, damages, obligations and liabilities, including interest, penalties and reasonable attorney's fees and disbursements, which Capital or any such person may suffer, incur or become subject to arising out of, based upon or otherwise in respect of the performance by Capital of the consulting services required to be provided by Capital hereunder or the exercise by Capital of its rights under this Agreement, except to the extent Capital is found by a court of competent jurisdiction in a final non-appealable order to have been guilty of gross negligence or wilful misconduct.

                            SECTION 5. MISCELLANEOUS

     5.1 No Agency Relationship. It is understood and agreed that in providing consulting services hereunder, Capital is acting as an independent contractor, and neither Capital nor any Operating Consultant will have any authority to act as agent for the Partnership in any matter or in any respect.

     5.2 Notices. All notices of any kind required or permitted under this Agreement shall be in writing and shall be sufficiently given if hand-delivered to the recipient, or sent to the recipient by documented overnight delivery service or registered or certified mail, postage prepaid, return receipt requested or by facsimile (confirmed by U.S. mail), confirmation received, addressed as set forth below or to such other person and/or at such other address as may be furnished in writing by any party hereto to the other. Any such notice shall be deemed to have been given as of the date received, in the case of personal delivery, or on the date shown on the receipt or confirmation therefor, in all other cases.

     If to Capital, to:

              Graham Capital Corporation
              c/o The Graham Companies
              1420 Sixth Avenue
              York, Pennsylvania  17405
              Attention:  William H. Kerlin, Jr.
              Facsimile: 717-846-6931

     With a copy to:

               Drinker Biddle & Reath LLP
               Philadelphia National Bank Building
               1345 Chestnut Street
               Philadelphia, PA  19107-3496
               Attention:  Robert M. Jones, Jr.
               Facsimile:  215-988-2757


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     If to the Partnership, to:

               BCP/Graham Holdings LLC
               c/o Blackstone Capital Partners III Merchant Banking Fund LP 345 Park Avenue
               New York, NY  10154
               Attention:  Howard A. Lipson
               Facsimile:  (212) 754-8703



     With a copy to:

               Simpson Thacher & Bartlett
               425 Lexington Avenue
               New York, New York  10017-3954
               Attention:  Wilson S. Neely
               Facsimile:  (212) 455-2502


     5.3 Assignment. This Agreement may not be assigned by either party hereto without the prior written consent of the other. Subject to the foregoing sentence, this Agreement and the rights and obligations set forth herein shall inure to the benefit of, and be binding upon, the parties hereto and each of their respective permitted successors and assigns.

     5.4 Entire Agreement and Modification. This Agreement constitutes the entire agreement between the parties hereto with respect to the matters contemplated herein and supersedes all prior agreements and understandings with respect thereto. Any amendment, modification, or waiver of this Agreement shall not be effective unless in writing and signed by the party to be bound or their respective successors in interest.

     5.5 Waiver. Unless expressly provided, the waiver by a party of any breach of any provision of this Agreement shall not constitute or operate as a waiver of any other breach of such provision or of any other provision hereof, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof.

     5.6 Governing Law. This Agreement is made pursuant to, and shall be construed and enforced in accordance with, the internal laws of the Commonwealth of Pennsylvania, without giving effect to otherwise applicable principles of conflicts of law.

     5.7 Severability. The invalidity or unenforceability of any particular provision or part of any provision of this Agreement shall not affect the other provisions or parts thereof.

     5.9 Headings. All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

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     IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Agreement on the date first written.


                       GRAHAM PACKAGING HOLDINGS COMPANY
                       By:  Graham Packaging Corporation,
                            its general partner



                       By:/s/ William H. Kerlin, Jr.
                           -------------------------
                          Name: William H. Kerlin, Jr.
                          Title: Chief Executive Officer


                       GRAHAM CAPITAL CORPORATION



                       By:/s/ William H. Kerlin, Jr.
                          --------------------------
                          Name: William H. Kerlin, Jr.
                          Title: President


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